Exhibit 10.6

December 14, 2016

BY EMAIL

Mr. Thomas Leggett

Re:  Employment Agreement

Dear Tom:

On behalf of Axcella Health Inc. (the “Company”), and the entire Board of Directors of the Company (the “Board”), I am delighted to offer you employment with the Company.  This offer letter agreement (the “Agreement”) describes the terms and conditions of such employment.

1.             Position.

a.             Position and Responsibilities.  Your position shall be Chief Financial Officer, working out of our Cambridge office reporting to the Company’s President and CEO.  We anticipate that your employment shall start effective no later than January 3, 2017 (and if other than this date, your actual start date, the “Start Date”).  In this key position you will initially have responsibility for all finance, investor relations, operations and planning and you will serve as a member of the executive team.  It is also expected that you will play a critical role in corporate strategy and business development activities.  As you progress with the Company, your position and assignments are, of course, subject to change, and you shall also be expected to perform such other and/or different services for the Company, including broader corporate responsibilities, as may be assigned to you from time to time by the CEO.  You agree to discharge such duties faithfully and diligently and shall dedicate your full business time to the business and affairs of the Company.

b.             At-Will Employment.  This Agreement and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.  No provision of this Agreement shall be construed to create an express or implied promise of employment for any specific period of time.  You shall be employed on an at-will basis, which means that neither you nor the Company is guaranteeing this employment relationship for any specific period of time.  Either of the parties hereto may choose to end the employment relationship at any time, for any reason, with or without notice, subject to the provisions hereof.  Further, the Company reserves the right to alter, supplement or rescind your job duties, its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2.             Compensation.

a.             Salary.  Your initial base pay shall be at a rate of $13,958.33 on a semi-monthly basis ($335,000 on an annualized basis), minus customary deductions for federal and state taxes and the like, payable in periodic installments in accordance with the Company’s normal payroll practices.  Your salary shall be subject to annual performance review and will be reviewed annually against relative benchmarks.  In addition, it is also expected that executive compensation will be assessed in advance of any IPO.  Any such compensation adjustment shall be in the Company’s sole discretion and will include Compensation Committee review and approval.  You

840 MEMORIAL DRIVE, THIRD FLOOR  |  CAMBRIDGE, MA 02139  |  +1.857.320.2200  |

AXCELLAHEALTH.COM

understand and acknowledge that setting forth the annual total of your salary in no way changes or impacts your status as an at-will employee.

b.             Annual Performance Bonus.  You shall be eligible to receive an annual bonus of up to 40 percent (40%) of your annual base salary (the “Annual Bonus”), the actual bonus amount shall be determined based on upon the achievement, as determined by the CEO and the Board or the Compensation Committee, of corporate performance goals (set by the Board) and individual performance goals (set by the CEO) on an annual basis.  The Annual Bonus, if any, shall be paid to you no later than March 15th of the calendar year immediately following calendar year applicable to the bonus.  You must be employed by the Company at the time that any such Annual Bonus is paid in order to be eligible for and have earned any such Annual Bonus.  The Company shall deduct from the Annual Bonus any customary deductions for federal and state taxes and the like.

c.             Stock Options.  Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2010 Stock Option and Grant Plan, as amended (the “Stock Plan”), and subject to Board approval, you shall be granted a one-time stock option to purchase common stock of the Company equal to 1% of the fully diluted equity (excluding any unallocated stock options and before giving effect to the grant in reference) of the Company immediately after the Company’s Series D-1 Preferred Stock or Series D Preferred Stock financing, up through $30M raised in such financing, at an exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the stock at the time of the grant (the “Initial Hire Grant”).  The option for the Initial Hire Grant shall vest 25%, on the one year anniversary of the Start Date and thereafter the remaining 75% shall vest in equal installments on a quarterly basis on the last day of each quarter over a period of three years following such first anniversary, provided that you remain employed by the Company on each vesting day.  In addition to the above grant, subject to terms of and contingent upon your execution of an Option Agreement issued pursuant the Stock Plan, and subject to Board approval, you will be eligible for an additional option grant to purchase common stock of the Company equal to 0.25% of the fully diluted equity (excluding any unallocated stock options and before giving effect to the grant in reference) of the Company immediately after a qualified financing completed within 12 months of your Start Date with the Company (the “Financing Grant”).  A qualified financing is defined to include the completion of:  a) the Company’s initial public offering, or b) a total financing from investors of at least $100M (excluding total amount raised in the Company’s Series D and D-l Preferred Stock financing) and such qualified financing must be completed within 12 months of your Start Date with the Company (the “Qualified Financing Criteria”).  The option for the Financing Grant shall vest 25%, on the one year anniversary of the completion of the qualified financing, and thereafter the remaining 75% shall vest in equal installments on a quarterly basis on the last day of each quarter over a period of three years following such first anniversary, provided that you remain employed by the Company on each vesting day.  The aforesaid grants shall be subject to the specific terms and conditions of the Stock Plan and stock option agreements, in the case of inconsistency, the Stock Plan shall govern.

d.             Benefits.  You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure.  Summaries of each of the Company’s benefit plans are available to you.  Any descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change.  If any benefit is subject to a benefit plan, the terms of that plan shall control.  Each calendar year you shall be eligible to earn four (4) weeks’ vacation and up to ten (10) holidays, as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.  Such time off should be scheduled to minimize disruption to the Company’s operations.  These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

e.             Reimbursements.  The Company shall reimburse you for all ordinary, reasonable and documented out-of-pocket business expenses incurred by you in furtherance of the Company’s business and the performance of your job duties in accordance with the Company’s policies with respect thereto as in effect from time to time including reimbursement or coverage of expenses related to a Company provided computer and business use of a personal cell phone service.  As stated above, you must submit any request for reimbursement, along with appropriate supporting documentation, no later than forty five (45) days following the date that such business expense is incurred.  Also as stated above, all reimbursements provided under this Agreement shall be subject to the terms and conditions of any applicable Company policy and, as further described in Section 7 below, shall be made or provided in accordance with the requirements of Section 409A of the Code.

f.             Relocation.  You will be entitled up to approximately six (6) months of temporary housing at a reasonable cost and under arrangements as mutually agreed to between you and the Company beginning on your Start Date.  In addition, the Company will reimburse you for the actual reasonable cost to pack, load, transport, unload, insure and store (if necessary) your immediate personal effects, and any reasonable travel or lodging to be incurred by you in connection with relocating your personal effects to the Cambridge area on or before June 30, 2017 in an amount not to exceed $25,000.  The Company will determine in its reasonable, good faith judgment what, if any, of your reimbursed temporary housing and other relocation costs are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations.

3.             Severance Pay and Benefits upon Termination of Employment

a.             Termination by the Company Other Than for Cause, Death or Disability.  Should the Company involuntarily terminate your employment for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan, subject to the modification described in Section 3.c. below) or death, and conditioned upon your execution and non-revocation of and compliance with a separation agreement (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company) including compliance with your obligations set forth in your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Confidentiality Agreement,” as described in Section 6 below), then the Company shall provide you with:  (i) payments equal to six (6) months of your then current base salary, payable in periodic installments over six (6) months, in accordance with the Company’s normal payroll practices; and (ii) (x) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, three (3) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination.

b.             Any severance payments paid under this Section 3 shall commence within 60 days after the date of termination; provided, however that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b) (2).

c.             Should you voluntarily terminate your employment for any reason or if you are terminated for Cause or due to death or disability, you shall not be entitled to any severance payments or benefits described in Section 3.a.  Nothing in this Section 3 shall alter your status as an at-will employee.

4.             Certifications by You.

By signing this Agreement, you are certifying to the Company that:  (a) your employment with the Company does not, and shall not, require you to breach any agreement entered into by you prior to employment with the Company (e.g., you have not entered into any agreements with previous employers, including, without limitation, confidentiality, noncompetition and non-solicitation agreements, that are in conflict with your obligations to the Company); (b) to the extent you are subject to any such restrictive agreements that may affect your employment with the Company (e.g., confidentiality, non-competition and non-solicitation agreements that are in conflict with your obligations to the Company), you have provided the Company with a copy of any such agreements; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, injunction or agreement which may be applicable to you; and (d) all facts you have presented or shall present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview or discussion with the Company.  Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information, and expects that you shall abide by restrictive covenants to prior employers.

5.             Required I-9 Documentation.

Before you may begin to work for the company, you must be authorized to work in the US.  The company will sponsor you for an 0-1 visa as a scientist or businessperson with extraordinary ability, which will allow you to work in the US for the company.  This visa requires that you cooperate fully in obtaining documents to show that you are eligible for this visa category, including obtaining letters from previous employers, copies of articles written or about you and other documentation to be detailed later.  Before you may begin working for the company, you must provide the company with sufficient documentation to demonstrate your eligibility to work in the US by completing an 1-9 on or before your first day of employment.  This offer is contingent on you being legally authorized to work in the United States as of the Start Date.

6.             Non-Competition, Confidentiality and Intellectual Property and Other Obligations by You.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  Moreover, as part of your employment with the Company, you have been, and shall be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients.  As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to abide by the terms of the enclosed Confidentiality Agreement, the terms of which are incorporated by reference herein.  You must sign and return the Confidentiality Agreement before beginning your employment with the Company.  Prior to accepting employment with any subsequent employer, you shall inform any such employer of any restrictions set forth herein which apply in any way to your activities for or employment by such employer.

7.             Compliance with Section 409A of the Code.

The parties intend this Agreement to be in compliance with Section 409A of the Code.  Notwithstanding any other provision of this Agreement, you acknowledge and agree that the Company does not guarantee any specific tax treatment or tax consequences associated with any payment or benefit arising under this Agreement or otherwise with respect to your employment or termination thereof, including but not limited to consequences related to Section 409A of the Code, and that you shall be solely responsible for same.

8.             General.

a.             Integration.  This Agreement, together with the Confidentiality Agreement, the Stock Plan and the Option Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

b.             Modification; Amendment; Waiver.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

c.             Assignment.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business.  You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.  This Agreement shall inure to the benefit of, and be binding on, the parties’ respective heirs, successors and assigns.

d.             Choice of Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.  By accepting this Agreement and offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.  In the event of any litigation, the Court shall have the discretion to award the prevailing party reasonable costs and attorney’s fees.

e.             Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For all purposes a signature by fax shall be treated as an original.

The offer of employment contained in this Agreement shall remain open, unless sooner revoked by the Company, through December 20, 2016.

Please acknowledge acceptance of this Agreement by signing, dating, and indicating your start date below.  Keep one copy for your files and return one executed copy to me.  We look forward to having you join the Axcella Health team.

Very truly yours,

Axcella Health Inc.

	By:	/s/ Robert Connelly
Robert Connelly
President & CEO

Accepted and Agreed to:

/s/ Thomas Leggett
Thomas Leggett

January 3, 2017
Date